                          File No. 001-03446






SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.






FORM U-5-S

AMENDMENT NO. 1




ANNUAL REPORT



FOR THE YEAR ENDED DECEMBER 31, 1999






Filed pursuant to the
Public Utility Holding Company Act of 1935


by


           LOGO                  NATIONAL GRID USA

25 Research Drive, Westborough, Massachusetts 01582

     The purpose of this Amendment No. 1 is to file with the Commission the Financial Data Schedules to the Form U5S for the year ended December 31,1999.




SIGNATURE

National Grid USA has duly caused this Amendment No. 1 to Annual Report, Form U-5-S, for the year ended December 31, 1999, Commission's File No. 001-03446 to be signed on its behalf, by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.

          NATIONAL GRID USA


              s/ Kirk L. Ramsauer
          By: _________________________________
              Kirk L. Ramsauer
              Deputy General Counsel


Date: May 3, 2000